   EXHIBIT 99.1

For Immediate Release
Media Contact:	Investor & Analyst Contact:
Andy Foster	Todd Waltz
AE Biofuels, Inc.	AE Biofuels, Inc.
(408) 213-0928	(408) 213-0925
afoster@aebiofuels.com	twaltz@aebiofuels.com

AE Biofuels Secures Funding For Operation of 55 Million Gallon Ethanol Plant
Company to retrofit and restart existing Keyes, California ethanol facility

CUPERTINO, Calif. – November 3, 2010 – AE Biofuels, Inc. (OTC: AEBF), a global vertically integrated biofuels company, today announced its wholly-owned advanced ethanol subsidiary AE Advanced Fuels Keyes, Inc. (AE Keyes), closed a $4.5 million financing with Third Eye Capital Corporation.  The funds will be used for the repair, restart and operation of an existing 55 million gallon per year ethanol plant located in Keyes, California.

AE Keyes plans to retrofit the Keyes plant and be fully operational by the first quarter of 2011. The original $130 million construction and commissioning of the plant was completed in November 2008 by Cilion, Inc. In early 2009 the plant was closed due to technical and market issues.  AE Keyes took possession of the facility under a project agreement with Cilion in March 2010, and has signed a facility lease for up to three years.

In January 2010, the permissible per gallon ethanol blend in California increased from 5.7% to 10%, expanding the state’s ethanol market to approximately 1.5 billion gallons annually. As the State of California seeks to promote renewable, low-carbon intensity fuels, AE Keyes has been notified by the California Energy Commission (CEC) that the Keyes Plant’s application has been approved to participate in the California Ethanol Producer Incentive Program (CEPIP). The CEPIP is designed to provide price assurance for low-carbon intensity California ethanol producers.

The Keyes plant is a leader in environmentally responsible ethanol production with a 2.6:1 positive energy balance and near zero water discharge. In addition, the plant’s natural gas and steam powered turbine cogeneration unit generates nearly all of the operating electric needs of the plant (4.3 megawatts), thus eliminating dependence on the state’s electrical grid. AE Biofuels intends to introduce its patent-pending enzyme-based cellulosic ethanol technology at the Keyes facility and other California ethanol plants in 2011.

--more--

AE Biofuels Secures Financing for Ethanol Plant	Page 2

 “Securing this funding is an important milestone for AE Biofuels as we expand local biofuels production in one of the largest ethanol markets in the world,” said Eric McAfee, chairman and CEO of AE Biofuels, Inc.

Additional information about the material terms and conditions of the financing agreements can be found in our Form 8-K, filed with the Securities Exchange Commission on November 3, 2010.

About AE Biofuels

AE Biofuels, Inc. is a global vertically integrated biofuels company based in Cupertino, California, developing sustainable solutions to address the world's renewable energy needs.  The company is commercializing its patent-pending next-generation cellulosic ethanol technology that enables the production of biofuels from both non-food and traditional feedstocks. Its wholly-owned Universal Biofuels subsidiary built and operates a nameplate 50 million gallon per year biodiesel production facility on the east coast of India. For additional information about AE Biofuels, please visit www.aebiofuels.com.

Forward Looking Statements

The information contained herein includes forward-looking statements. These statements relate to future events.  Statements regarding future events are based on the parties' current expectations and are necessarily subject to associated risks related to, among other things, the ability of AE Biofuels to successfully commercialize its cellulosic ethanol technology, changes in government policy regarding ethanol production, the reduction or elimination of federal tax incentives for ethanol production, and changes in environmental regulations. Actual results may differ materially from those in the projections or other forward-looking statements. For information regarding other related risks, please see the "Risk Factors" section of AE Biofuels’ filings with the SEC, including its most recent filings on Form 10-K and Form 10-Q.

###